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Exhibit 21

List of Subsidiaries

Subsidiary Name	State of Formation
American Ecology Environmental Services Corporation	Texas Corporation
American Ecology Recycle Center, Inc.	Delaware Corporation
Stablex Canada Inc.	Canadian Federal Corporation
US Ecology Michigan, Inc.	Michigan Corporation
US Ecology Thermal Services, Inc.	Delaware Corporation
US Ecology Idaho, Inc.	Delaware Corporation
US Ecology Illinois, Inc.	California Corporation
US Ecology Nevada, Inc.	Delaware Corporation
US Ecology Stablex Holdings, Inc.	Delaware Corporation
US Ecology Canada Holdings Inc.	Canadian Federal Corporation
Environmental Services Inc.	Ontario Corporation
US Ecology Texas, Inc.	Delaware Corporation
US Ecology Washington, Inc.	Delaware Corporation
US Ecology Vernon, Inc.	Deleware Corporation
EQ Parent Company, Inc.	Delaware Corporation
EQ Holdings, Inc.	Delaware Corporation
Envirite Transportation, LLC	Ohio Limited Liability Company
Envirite of Pennsylvania, Inc.	Delaware Corporation
Envirite of Illinois, Inc.	Delaware Corporation
Envirite of Ohio, Inc.	Delaware Corporation
EQ Augusta, Inc.	Michigan Corporation
EQ Alabama, Inc.	Michigan Corporation
EQ Detroit, Inc.	Michigan Corporation
EQ Oklahoma, Inc.	Michigan Corporation
EQ Industrial Services, Inc.	Michigan Corporation
EQ Florida, Inc.	Michigan Corporation
EQ The Environmental Quality Company	Michigan Corporation
EQ Mobile Recycling, Inc.	Michigan Corporation
EQ Northeast, Inc.	Massachusetts Corporation
EQ Resource Recovery, Inc.	Michigan Corporation
Michigan Disposal, Inc.	Michigan Corporation
Wayne Disposal, Inc.	Michigan Corporation
Wayne Energy Recovery, Inc.	Michigan Corporation
EQ Metals Recovery, LLC	Ohio Limited Liability Company
Vac-All Service, Inc.	Michigan Corporation
RTF Romulus, LLC	Michigan Limited Liability Company
EQ de Mexico, Inc.	Mexican Corporation

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  Exhibit 21